Exhibit 99.1
For Release 1 p.m. PST
Nov. 8, 2007
Trubion Pharmaceuticals Announces Presentation of Positive Data From Phase IIb and
Re-treatment Studies With TRU-015 in Patients With Rheumatoid Arthritis
SEATTLE, Nov. 8, 2007 — Trubion Pharmaceuticals Inc. (NASDAQ: TRBN) today announced presentation of positive data from a Phase IIb study that showed that Trubion’s TRU-015 for rheumatoid arthritis (RA) provided statistically significant efficacy after a single infusion of 800 mg or 1,600 mg. In addition, Trubion also announced presentation of data showing that repeat administration with TRU-015 was well tolerated and resulted in a consistent pharmacokinetic (PK) and pharmacodynamic (PD) profile. Trubion is co-developing TRU-015 with Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE), for the treatment of rheumatoid arthritis.
These data will be presented during two poster sessions at the annual meeting of the American College of Rheumatology (ACR) on Nov. 8 and 9, 2007. The posters are available in the Events section of Trubion’s Web site at http://investors.trubion.com/events.cfm.
“TRU-015’s ability to significantly improve RA signs and symptoms following a single infusion could represent a new level of convenience for patients and physicians. These results also suggest that clinical responses may be maintained during B-cell recovery,” said Peter Thompson, M.D., FACP, president, chief executive officer and chairman of Trubion. “We and our partner have agreed on a design for our next study that we believe could be supportive of a registration package, and we look forward to TRU-015’s continued evaluation.”
TRU-015 Improves RA Disease Activity in Phase II Trial (ACR Presentation L7)
On Sept. 10, 2007, Trubion announced preliminary analysis of results for its TRU-015 Phase IIb randomized, double-blind, placebo-controlled, multicenter clinical trial that included 276 patients with rheumatoid arthritis. Patients were randomized equally into five groups that received either placebo, 200 mg, 400 mg, 800 mg or 1,600 mg of TRU-015. The study was designed to evaluate the safety and efficacy of a single intravenous infusion of TRU-015 compared to placebo for a 24-week period.
Data announced previously showed the improvement in DAS-28 compared to placebo was statistically significant in the 800 mg dose group at 12 weeks and at all subsequent assessments, and in the 1,600 mg dose group at 16 weeks and at all subsequent assessments. At 24 weeks, ACR 20, 50 and 70 response rates in the 800 mg dose group were 65 percent, 26 percent and 0 percent, respectively. ACR 20, 50 and 70 response rates in the 1,600 mg dose group were 61 percent, 13 percent and 4 percent, respectively. ACR 20, 50 and 70 response rates at 24 weeks in the placebo group were 33 percent, 9 percent and 2 percent, respectively.
At 24 weeks, significant improvement in the Health Assessment Questionnaire Disability Index (HAQ DI) was observed in the TRU-015 1,600 mg group (-0.70 v -0.37 [p=0.008]) and the 800 mg group (-0.64 v-0.37 [p=0.035]). The HAQ DI measures patients’ physical function in defined activities. Median C-Reactive Protein (CRP) improvement was 57 percent in the 1,600 mg group, 48 percent in the 800 mg group and 28 percent in the placebo group. The CRP test measures the concentration of a protein that is present during inflammatory episodes.
TRU-015 administered as a single dose was generally well tolerated, and only one subject in the 400 mg group experienced a grade 3 adverse event on the day of infusion.
Comparable Data Following Repeat Administration (ACR Presentation 309)
The objective of the re-treatment study was to evaluate the safety, PD, PK and immunogenicity of TRU-015 for RA with repeated doses after receiving initial administration in a Phase I/IIa study. Patients treated with a single course of 5 mg/kg or higher in a previously conducted TRU-015

Phase I/IIa study were eligible for re-treatment. Patients who received a single infusion of 5 mg/kg received a single infusion of 5 mg/kg upon re-treatment, and those who received higher doses of TRU-015 received a single infusion of 15 mg/kg upon re-treatment. PD response of B-cells was also evaluated after initial treatment and after re-treatment.
Fifty-four patients were eligible for re-treatment, and at the time of this analysis, re-treatment data were available for 36 patients. B-cell depletion and recovery following re-treatment with TRU-015 was comparable to that seen after initial treatment. Ongoing patient evaluations showed maintenance of ACR responses with repeated single doses of TRU-015 at six-month intervals through at least two retreatment courses. Total serum IgG levels remained within normal limits. In addition, subjects treated with three or more courses of therapy experienced persistent decreases in rheumatoid factor and IgM levels without experiencing decreases in IgG or IgA levels. No neutralizing antibodies to TRU-015 had been detected at the time of this assessment.
Re-treatment with TRU-015 was generally well tolerated, and no grade 3 or 4 adverse events occurred on the day of infusion.
TRU-015 Clinical Development
Trubion and Wyeth have agreed on the design of the next clinical trial, and both companies are working to finalize protocol details and plans for study initiation. The randomized, double-blind, placebo-controlled, multicenter trial will examine ways to further optimize efficacy while evaluating dosing schedule. Additional study protocol details will be provided after commencement of patient dosing.
Conference Call Details
Trubion will host a conference call and webcast to discuss the data presented at ACR. The call will be held today at 2 p.m. Pacific Time, 5 p.m. Eastern Time. The live event will be available from Trubion’s Web site at http://investors.trubion.com/events.cfm, or by calling (888) 204-4368 or (913) 312-1303. A replay of the discussion will be available beginning later today from Trubion’s Web site or by calling (888) 203-1112 or (719) 457-0820, and entering 4403352. The telephone replay will be available through Nov. 12, 2007.
About TRU-015 and SMIP™ Therapeutics
Trubion and Wyeth Pharmaceuticals are developing small modular immunopharmaceutical (SMIP) therapeutics directed to CD20, an antigen present on B cells. In addition to the ongoing development of TRU-015 for RA, investigational new drug applications have been filed for TRU-015 for systemic lupus erythematosus and non-Hodgkin’s lymphoma. Trubion’s SMIP drug candidates represent a novel class of immunotherapeutics that the company believes possess enhanced drug properties over monoclonal and recombinant antibodies. SMIP product candidates are novel single-chain polypeptide proteins designed using Trubion’s custom drug assembly technology. Trubion’s current product candidates bind to specific antigen targets on a cell’s surface that have been clinically validated as important in disease management either by existing products or by potential products in clinical trials.
About Rheumatoid Arthritis
RA is a chronic disease, mainly characterized by inflammation of the lining, or synovium, of the joints. It can lead to long-term joint damage, resulting in chronic pain, loss of function and disability. According to Datamonitor, RA is estimated to affect approximately 4.3 million people in the United States, Japan and Europe. In 2006, total reported worldwide sales of protein therapeutics used for the treatment of RA were greater than $9.5 billion.
About Trubion
Trubion is a biopharmaceutical company creating a pipeline of product candidates to treat autoimmune disease and cancer. The company’s product candidates are novel proteins known as single-chain polypeptides and are designed using its SMIP custom drug assembly technology. In December 2005, the company entered into a collaboration agreement with Wyeth for the development and worldwide commercialization of certain therapeutics, including TRU-015. In addition, Trubion’s TRU-016 program targets CD37, an antigen present on B cells, for the treatment of chronic lymphocytic leukemia and non-Hodgkin’s lymphoma. The company filed an IND for TRU-016 in the fourth quarter of 2007. Trubion currently retains all development and commercialization rights for the TRU-016 program. For additional information visit http://www.trubion.com.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the company’s future clinical development programs and the timing thereof, the company’s expected financial and operating results, future clinical development plans, the details of the clinical trials and the results and timing thereof, and the timing of regulatory applications and action. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s Wyeth collaboration, including Wyeth’s control over development timelines, the risk that the FDA may require modifications to our and Wyeth’s design of the next clinical trial for TRU-015, and the risks associated with conducting additional clinical trials for TRU-015, the uncertainty of the FDA approval process and the therapeutic and commercial value of Trubion’s drug candidates; and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended June 30, 2007, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate Web site at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
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Trubion Contacts:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals Inc.
(206) 838-0500
jdenike@trubion.com
Waggener Edstrom Healthcare
Jenny Moede
Senior Vice President
(503) 443-7000
jmoede@wagged.com
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